Exhibit 99.1

ELITE PHRAMACEUTALS AND THEPHARMANETWORK ANNOUNCE FDA APPROVAL
FOR GENERIC METHADONE TABLETS

NORTHVALE, N.J. – December 2, 2009 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) and ThePharmaNetwork, LLC. (“TPN”) announced today the approval of an Abbreviated New Drug Application (ANDA) for methadone hydrochloride 10 mg tablets by the U.S. Food and Drug Administration (FDA).  Elite and TPN co-developed the product and the product was filed under ThePharmaNetwork name.  The methadone hydrochloride tablets are the generic equivalent of the Dolophine® hydrochloride 10 mg tablets.  The product and its equivalents had annual sales of approximately $48 million in 2008.  Under the Product Collaboration Agreement, Elite will manufacture the product and Elite and TPN will share in the profits from the sale of the product.

About TPN
ThePharmaNetwork, LLC is engaged in the development, manufacturing, licensing, and marketing of strategically selected generic pharmaceuticals as well as providing comprehensive business development solutions that utilize its well established network of international business relationships. ThePharmaNetwork, LLC sells generic pharmaceuticals under its Ascend Laboratories label to all major classes of trade.

About Elite Pharmaceuticals
Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10-K, 10-Q and 8-K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com